GTX Corp and Aetrex Worldwide, Inc. Sign Licensing Agreement to Deliver Patented GPS Shoes Worldwide

Aetrex, a company committed to foot health for three generations and GTX Corp’s patented GPS shoe technology are making it possible for caregivers of Alzheimer’s victims to keep one step ahead of the millions of those afflicted that may wander.

Los Angeles, Calif. – March 24, 2010 – GTX Corp (OTCBB: GTXO), a leader in customizable, embedded 2-way GPS Personal Location Services (PLS) solutions, moves one step closer to bringing personal GPS tracking solutions to the 5.3 million seniors afflicted with dementia by signing a four year, potential multi-million dollar license agreement with Aetrex Worldwide, Inc.

Currently scheduled for retail sale this summer, the Aetrex Ambulator® GPS Shoe will provide millions of caregivers the means to help easily find those afflicted with Alzheimer’s that wander and become lost. The GPS shoe will be available through the Aetrex owned website www.foot.com, which hosts approximately 300,000 visitors per month and was named by Yahoo! as the best health care site “below the knee,” along with the www.gpsshoe.com website, and a select group of assisted living facilities. GTX Corp’s eight patents for the GPS shoe cover a GPS transceiver module that is placed within the footwear and transmission of location coordinates to a central monitoring station which disseminates the location data through the use of proprietary software, cellular connectivity, the GTX Corp middleware platform and the secure viewing portal.

“We believe a miniaturized GPS tracking device embedded inside a therapeutic shoe is the ideal solution for the millions afflicted with this terrible disease, and we are very pleased, after many years of R & D, to partner up with a company like Aetrex which has devoted 64 years to making foot health products,” states Patrick Bertagna Chairman and CEO of GTX Corp.

 “Aetrex’s mission has always been to develop footwear and foot care products that combine unrivaled technology with innovative designs,” said Evan Schwartz, President of Aetrex Worldwide Inc.  “This partnership is a terrific opportunity for Aetrex to use our expertise to extend the brand beyond the comfort category and help a segment of our population that is in need.”

The impact of Alzheimer’s: Currently impacting 5.3 million victims, with predictions of 14 million US victims by the year 2050; Alzheimer's disease is fast becoming "one of the biggest public health dilemmas ever encountered," according to the National Institute on Aging's deputy director, Gene Cohen. One in eight persons aged 65 and older have the Alzheimer’s disease. Every 70 seconds there is a new victim of Alzheimer’s, the 6th leading cause of death for seniors. Nearly 10 million caregivers, mostly family members, spend $148 billion a year for the care of their loved ones. The simplicity behind the GPS Shoe is that when a senior with Alzheimer’s wanders off more than a pre-set distance, their caregiver will immediately receive a geo-fence alert on their smartphone and computer, with a direct link to a Google map plotting the wanderer’s location.

Andrew Carle, a nationally recognized expert in 'Nana' technology for seniors and a professor at George Mason University said; “up to 60% of individuals with Alzheimer's will wander and become lost at least once during the progression of the disease, and up to 70% of those who become lost will do so more than once. The GPS shoe is both life saving and a resource saving technology that will be instrumental in our ability as a nation to address the issues of wandering.”

“If Aetrex purchases the minimum number of units necessary to maintain its exclusive license, this agreement will generate multiple millions of dollars in gross revenues.  In addition, upon the sale of the shoes, the Company will receive significant monthly subscription fees from the end-users,” said Murray Williams, the CFO of GTX Corp.

About GTX Corp
GTX Corp (GTXO.OB) a leader in embedded 2-way GPS real-time personal location services (PLS) was founded in 2002 and is based in Los Angeles, California. The Company has evolved from its early beginnings of putting micro GPS devices in a shoe and continues to pave the way with innovative geo specific and proximity alerting applications that help you know where someone or something is at the touch of a button. Committed to being the "better people finder," GTX Corp owns and operates LOCiMOBILE, Inc. which develops GPS Tracking applications for smart phones, Code Amber News Service and Code Amber Alertag. The Company has a comprehensive intellectual property strategy and owns an extensive portfolio of patents, patents pending, registered trademarks, copyrights and website properties. GTX Corp is well positioned to capture the PLS Market through its diverse product platform, licensing model, brand recognition and strategic partners.

About Aetrex Worldwide, Inc.
Aetrex Worldwide is recognized as a world leader in athletic, wellness and comfort footwear and orthotics as well as foot care technology including the innovative iStep® foot scanning technology.  It is the industry leader in pedorthic footwear, the leading manufacturer of mid-priced orthotics and the No. 1 provider of foot scanning and measuring technology for retailers and the medical community. The New Jersey-based $60-million dollar corporation was founded in 1946 and has remained privately owned by the Schwartz family for three generations.  For additional information, please visit www.aetrex.com.

For more information regarding GTX Corp, please contact:
Ross Silver
Investor Relations
(213) 489.3019 ext 646
ir@gtxcorp.com

Joel Margulies
Public Relations
(310) 433 0299
jmargulies@gtxcorp.com

For more information on Aetrex Worldwide, Inc., please contact:

Karen Pineman
Public Relations
(212) 725-4500
Kpineman@schwartz.com

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content of this document will not infringe rights of third parties who are not owned or affiliated by
GTX Corp. Further GTX Corp or any other party referenced in this document cannot be held responsible or liable for the unauthorized use of this document’s content by third parties unknown to the company.

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